Exhibit 10.3
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into as of July 4, 2008, by and between Helix Energy Solutions Group, Inc. (the “Company”) and A. Wade Pursell (“Consultant”) to set forth the agreement of the Company and Consultant (individually, a “Party” and collectively, the “Parties”), with respect to the engagement of Consultant and the terms and conditions of such engagement.
1. Statement of Services
The Company hereby engages Consultant to perform certain consulting, advisory and management services and to provide certain information and expertise to the Company, including advice and general business and financial analysis, as the Company may from time to time request (collectively, the “Services”). The Parties hereby acknowledge and agree that the Services provided hereunder shall be less than 20 percent of the average level of services performed by Consultant as an employee of the Company in the 36-month period immediately prior to the date hereof.
2. Payment
As consideration for the Services to be rendered hereunder, the Company shall pay Consultant an amount equal to Thirty Thousand Four Hundred and Fifteen Dollars ($30,415) per month (which the Company may pay in monthly or bi-weekly payments); provided, however, that such consulting fees during the initial six-month period commencing on the date hereof will be accumulated and paid to Consultant in one aggregate payment six months after the date hereof on January 4, 2009. In the event the Consultant should die prior to the Termination Date, all amounts payable hereunder through the Termination Date, shall be due and payable to Consultant’s estate within 30 days of Consultant’s death.
3. Term
The term of this Agreement shall commence on the date hereof and shall continue for eighteen months from the date hereof, or January 4, 2010 (the “Termination Date”), unless earlier terminated by written agreement of the Company and the Consultant.
4. Services
The Services shall be performed solely by Consultant and Consultant shall not engage or allow any other entity or person to perform the Services without the knowledge and express written consent of the Company. Neither this Agreement, nor any interest herein shall be assigned or transferred by Consultant to any party or parties without the written authorization of the Company. Consultant shall use his best efforts and exercise utmost diligence to protect and guard the confidential information of the Company.
This Agreement is made with the express understanding that Consultant is an independent contractor. Nothing contained herein shall be construed or applied to create the relationship of employer and employee or principal and agent between the Company and Consultant. Consultant shall have no power or authority to enter into any contracts or otherwise bind or incur liability on behalf of the Company.
Consultant shall be fully responsible for all state and federal income taxes, pension benefits, social security taxes, employment, disability, and other customary insurance and for any other taxes or payments which may be due and owing by Consultant or which are the result of fees or amounts paid by the Company under this Agreement, and Consultant shall timely pay, indemnify and hold harmless the Company from any payment which may be due and owing by Consultant.
5. Governing Law
This Agreement shall be governed by the laws of the State of Texas.
6. Non-Waiver
No waiver by either Party at any time of its rights under this Agreement or provided by law, or of any default by the other Party, shall be considered a continuing waiver.
7. Authority
Consultant represents and warrants to the Company that he has the power, authority and right to enter into this Agreement and to carry out and perform the terms hereof.
8. Entire Agreement
This Agreement constitutes the complete and final agreement of the parties and supersedes any and all agreements, both oral and in writing, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts, each of which shall be an original for all purposes, effective as of the day and year set forth below.
ENTERED INTO in Houston, Texas as of the 4th day of July, 2008.
HELIX ENERGY SOLUTIONS GROUP, INC.

By:

Name:

Title:

ENTERED INTO in Houston, Texas as of the 4th day of July, 2008.

A. Wade Pursell